Logging Operations Underway at Wellsite

Logging Truck: Side view + Rear view

Dear Shareholder and/or Friend of Zion...

Congratulations are due to Zion Board member, Dr. Yehezekel (Charlie) Druckman, as he has very recently accepted the position as Chairman of Zion's Technical Committee.

Dr. Druckman has had a long and distinguished career and was Petroleum Commissioner for the State of Israel from 1995 until his retirement in 2004. During his time as Commissioner, he supervised the licensing of petroleum rights both onshore and offshore Israel.

He has also served as a member of the Israeli National Petroleum Commission and the Board of Directors of Oil Exploration (Investments) Ltd., an Israeli government company.

He brings tremendous depth of knowledge and expertise to Zion's Technical Committee, especially as he is a widely recognized authority on the Triassic formation of Israel. His PhD from the Hebrew University, Jerusalem was on the geology of the Triassic.

For Zion's Technical Committee Chairman, we couldn't ask for more.

Drilling Operations on the Ma'anit-Rehoboth #2 Well

The pictures above show the Logging Truck at our wellsite, but...

if you want to make G-d laugh have a definite plan...

This past week has been rather frustrating, to say the least, however, in keeping with our practice of keeping you informed, here is the review of the past week's operations, both the good and the bad (but happily, not the ugly...).

As noted in last week's email, we have drilled the well to approximately 15,850 feet, into the Triassic geological layer and expected to complete 'logging' the well, in order to evaluate the Triassic, by the end of this week and then to continue with drilling to the Permian geological layer.

But, such is life, this past week we suffered a delay of a few days.

We started logging with the tools available to us and had expected the state-of-the-art Baker Atlas logging equipment (with which we hope to obtain very high-quality data) to arrive much earlier than it actually did.

We had ordered from Baker Atlas (in Ravenna, Italy) their CIBL (circumferential borehole imaging log) and STAR (formation conductivity) tools. Recently, the tools were offshore Italy, working for 'Eni', the huge Italian integrated energy company. But some of Eni's workers went on strike and refused to return the tools...

So, we were forced into making 'alternative arrangements'.

There were Baker Atlas tools, offshore Israel, being used by Noble Energy on their Tamar #2 well. We decided to wait until Noble Energy had completed their logging and then bring the equipment into Haifa Port by boat.

Unfortunately, when Noble Energy had finished their logging and the Baker Atlas crew had loaded the tools into baskets, the surrounding sea was running with a 3-4 meter swell, so the crew boat had to wait some time, before it could make its run.

Happily, the seas finally calmed, the boat made its run and the logging tools came into Haifa and were loaded onto a truck which delivered them to our wellsite, just before noon on Monday, July 6th.

After the arrival of the Baker Atlas tools, we continued with our logging operations and were happy to see very high quality data coming up from the well and into our recording equipment.

The work was proceeding beautifully until late on Tuesday, when, on the final logging run, the wireline and tool became 'stuck' in the hole.

It is not uncommon during drilling or logging that problems occur. During drilling, something can break in or fall down the well. During logging, the wireline or the tool can get stuck.

There are various methods for dealing with these problems. For example, using special 'fishing' tools, it is possible to retrieve lost or stuck items from a well. Our particular problem is tiresome and not without cost, but we are dealing with the problem and will then carry on with the planned work schedule.

Clearly, all of the above has cost us a few days delay. Proving the truism that, for any project, time overruns are as certain as death and taxes.

As for Noble Energy and their logging operations, it seems that everything went very well indeed as, on Wednesday of this week, they released news that the natural gas reserve discovered off the shores of Haifa is approximately 25 to 30 percent richer than previously assessed.

Previously, the site was believed to hold more than 142 billion cubic meters of natural gas, but now they estimate that it may hold as much as 180 billion cubic meters and that the potential revenue from selling gas from the offshore reserve may reach $30 billion to $35 billion.

Of course, we do not claim any geological connection between Noble’s offshore drilling and Zion's onshore drilling program.

So, this past week we have been: (i) waiting, (ii) completed logging operations and (iii) dealing with a stuck wireline and tool. As I write, both the wireline and tool are slowly being brought out of the hole.

Next week, as we evaluate the Triassic logs, we intend to continue drilling to our final target drilling depth, at approximately 18,000 feet in the (deep) Permian geological layer.

Exult and shout for joy, O Zion dweller

for the Holy One of Israel is great in your midst.

Isaiah 12:6

Thank you for your continued support of Zion

Shalom from Israel

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, drilling efforts and potential results thereof and plans contingent thereon, are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

More information about Zion is available at www.zionoil.com or by contacting Kim Kaylor at Zion Oil & Gas, Inc., 6510 Abrams Rd., Suite 300, Dallas, TX 75231; telephone 1-214-221-4610; email: dallas@zionoil.com